As filed with the Securities and Exchange Commission on December 13, 2019

Registration Statement No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Cool Holdings, Inc.

(Exact name of registrant as specified in its charter)

Maryland	33-0599368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2001 NW 84th Avenue

Miami, Florida 33122

(Address of principal executive offices)

COOL HOLDINGS, INC. AMENDED AND RESTATED

2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Vernon A. LoForti

Chief Financial Officer
Cool Holdings, Inc.

2001 NW 84th Avenue

Miami, FL 33122
Tel: (858) 373-1675

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Richard Raymer
Dorsey & Whitney LLP
TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
Tel: (416) 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per, issuable under the Cool Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan	15,000,000	$0.061(2)	$915,000	$118.77

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be necessary to adjust the number of shares issuable pursuant to the Cool Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $0.061 based on the average of the high sales price ($0.070 per share) and the low sales price ($0.051 per share) for the Registrant’s common stock as reported on OTC Markets Group Inc.’s OTCQB Venture Market on December 5, 2019.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE

The registration statement on Form S-8 (File No. 333-205048) was filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2015 covering the registration of 1,205,749 shares previously authorized for issuance under InfoSonics Corporation 2015 Equity Incentive Plan, and 775,000 additional shares were registered on Form S-8 (File No. 333-229114) filed with the SEC on January 2, 2019, pursuant to the Cool Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan. Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 15,000,000 shares authorized under the First Amendment to the Amended and Restated 2015 Equity Incentive Plan dated December 13, 2019 (the “First Amendment to the Amended and Restated Equity Incentive Plan”).  This registration statement should also be considered a post-effective amendment to the prior registration statements.  The contents of the aforementioned registration statements are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.

This information is not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2.Registrant Information and Employee Plan Annual Information.

This information is not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Cool Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on April 16, 2019;

(b)

Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, filed on November 19, 2019, the quarter ended June 30, 2019, filed on August 14, 2019, and for the quarter ended March 31, 2019, filed on May 15, 2019;

(c)

Current Reports on Form 8-K filed on January 8, 2019, April 29, 2019, May 9, 2019, May 22, 2019, June 6, 2019, July 12, 2019, July 15, 2019, September 17, 2019, September 26, 2019, October 7, 2019, October 22, 2019, October 25, 2019, October 30, 2019, November 6, 2019, November 20, 2019, December 4, 2019 and Form 8-K/A filed on August 22, 2019; and

(d)

The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on August 2, 2006, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s articles of incorporation limit the liability of its directors and officers to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time (the “MGCL”), and, together with the Registrant’s bylaws, as amended, requires the Registrant to indemnify its present and former directors and officers and any individual who, while a director or officer and at the request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against liabilities to the fullest extent allowed under Maryland law. The Registrant’s articles of incorporation and bylaws permit the Registrant, with the approval of its board of directors, to indemnify and advance or reimburse the expenses of any director, officer, employee or agent of the Registrant or of any predecessor, to the maximum extent permitted by the MGCL.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which the Registrant’s do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
(1)	was committed in bad faith; or
(2)	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Registrant’s bylaws, as amended, obligate the Registrant, to the fullest extent permitted by Maryland law in effect from time to time, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

make any individual who, while a director or officer and at the Registrant’s request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The foregoing summaries are necessarily subject to the complete text of the MGCL, the Registrant’s articles of incorporation and bylaws, as amended, and the arrangements referred to above and are qualified in their entirety by reference thereto.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant lawfully indemnified the directors and officers. The policy contains various exclusions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit	Description
4.1*	2015 Equity Incentive Plan (incorporated by reference from Registrant’s Form S-8 filed on June 18, 2015, File No. 333-205048)
4.2*	Cool Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan (incorporated by reference from Registrant’s Form S-8 filed on January 2, 2019, File No. 333-229114)
4.3+	First Amendment to the Amended and Restated 2015 Equity Incentive Plan

5.1+	Opinion of Whiteford, Taylor & Preston L.L.P.
23.1+	Consent of Independent Registered Public Accounting Firm – Kaufman, Rossin & Co. P.A.
23.2+	Consent of Independent Registered Public Accounting Firm – MNP LLP.
23.3+	Consent of Whiteford, Taylor & Preston LLP (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page hereof)

+ Filed herewith.

* Incorporated herein by reference

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on December 13, 2019.

COOL HOLDINGS, INC.
By:	/s/ Reinier Voigt Name: Reinier Voigt Title: President and Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Chief Financial Officer (Principal Accounting and Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Reinier Voigt and Vernon A. LoForti, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Reinier Voigt	President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2019
Reinier Voigt

/s/ Vernon A. LoForti	Chief Financial Officer	December 13, 2019
Vernon A. LoForti	(Principal Accounting and Financial Officer)

/s/ Kevin Taylor	Chairman of the Board	December 13, 2019
Kevin Taylor

/s/ Michael Galloro	Director	December 13, 2019
Michael Galloro

/s/ Vincent E. Virga	Director	December 13, 2019
Vincent E. Virga